SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 17, 2003

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing the appointment of Craig Joffe, as senior vice president and general counsel.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated March 17, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 3/17/03	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT 99.1

Contact:

Stephen N. Joffe

Joel Pomerantz

LCA-Vision Inc.

The Dilenschneider Group

(513) 792-9292

(212) 922-0900

LCA-VISION ANNOUNCES APPOINTMENT OF

CRAIG JOFFE AS SENIOR V.P. AND GENERAL COUNSEL

CINCINNATI (March 17, 2003) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading global provider of laser vision correction services, announces the appointment of Craig Joffe, 30, as senior vice president and general counsel, as approved by the Board of Directors of LCA-Vision Inc.

Mr. Joffe most recently served as assistant general counsel of USA Interactive, the publicly traded leading multi-brand interactive commerce company, where he worked on mergers and acquisitions and securities offerings, among other matters, from October 2000 until February 2003.  Prior to joining USA Interactive, Mr. Joffe was a general practice associate in the New York and London offices of the international law firm Sullivan & Cromwell, where he specialized in corporate finance transactional work and other corporate matters.

Mr. Joffe graduated in 1994 with his B.A. summa cum laude from Columbia University, where he was elected to the Phi Beta Kappa honor society.  He earned his law degree cum laude from Harvard Law School in 1997.  A graduate of the Cincinnati Country Day School, LCA-Vision’s new senior vice president and general counsel will return to Cincinnati with his wife and twin daughters to join the company.

Commenting on the appointment, Joseph Dzialo, LCA-Vision’s president and chief operating officer, said “Craig is an exceptionally gifted executive with an impressive background in corporate finance and transactional activity.  Moreover, as a significant shareholder and former director of LCA-Vision, he brings to his new position broad knowledge of, and insight into, the industry and the company’s operations and strengths.  We are especially pleased to have Craig join the senior management team at this exciting stage in the company’s growth.”

LCA-Vision Inc. owns and operates 33 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company’s website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the Company’s patient care center at 1-888-529-2020.

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